(The following was submitted as email to all Exigent International, Inc. employees on May 30, 2000)


To all employees:

I wanted to write to you to clear up some confusion that has been generated by one of our current board members, Dan Stark. Dan has sent an email to a list of employees about his not being on the ballot this year. He subsequently sent it to the board of directors. I won't try to speculate on what his motive might be, I'll leave that up to you. However, I wanted you to have the facts.

The SEC and Nasdaq stock exchange have recently adopted new guidelines that require audit committees of public company boards of directors to have new charters and all independent directors in place by mandated dates. Therefore, each public company needs to maintain a sufficient number of independent directors on its board of directors to satisfy the new audit committee requirement. Last year the Exigent board adopted guidelines incorporating these SEC and Nasdaq requirements.

Earlier this year when the nominating committee met, we had 5 candidates for 3 open board seats. The majority of the nomination committee and the board decided to recommend to the shareholders the 3 independent directors that you see in your proxy statement. As Dan stated in his email these directors are very competent, independent professionals.

On behalf of the board, I encourage you to exercise your rights and vote your proxy in a timely fashion.

Thank You,

Bernie Smedley